Exhibit 4.2
IMMEDIATEK, INC.
Amended and Restated Certificate of Designation, Rights and Preferences of
Series B Convertible Preferred Stock
of
IMMEDIATEK, INC.
Immediatek, Inc. (the “Corporation”), a corporation organized and existing under the law of the State of Nevada (the “NRS”), hereby certifies that (i) the approval of the stockholders required pursuant to the provisions of NRS 78.1955(3) has been obtained and (ii) pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), which authorizes the issuance, by the Corporation, in one or more series of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of NRS 78.1955, the Board of Directors by unanimous written consent dated September 30, 2009 duly adopted the following resolutions:
RESOLVED, that, pursuant to the authority vested in the Board of Directors by the provisions of Article V of the Restated Articles and in accordance with the provisions of NRS 78.1955, the Board of Directors hereby amends and restates the Certificate of Designation, Rights and Preferences of the series of Preferred Stock consisting of 69,726 shares herein designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), having the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Articles that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section B.1. hereof):
A. PROVISIONS RELATING TO THE SERIES B PREFERRED STOCK
1. Dividends. The holders of the Series B Preferred Stock shall not be entitled to any preferential dividends. The holders of the Series B Preferred Stock shall be entitled to participate on an as-converted basis in any cash dividends declared and paid on the Common Stock.
2. Liquidation.
(a) Upon any Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding, shall rank pari passu with holders of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) then outstanding, and shall be entitled to receive, out of the funds and assets of the Corporation legally available therefor (the “Available Assets and Funds”), before any payment shall be made to the holders of shares of Junior Stock, an amount per share equal to the greater of (i) the Stated Value for a share of Series B Preferred Stock or (ii) the amount such holder would have received had such holder converted such share of Series B Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the Available Assets and Funds shall be insufficient to pay the holders of shares of Series B Preferred Stock and the Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and Series A Preferred Stock and any other Parity Stock shall share ratably in any distribution of the Available Assets and Funds in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3. Ranking. The Series B Preferred Stock shall, with respect to redemption rights, rights on liquidation, winding up, corporate reorganization and dissolution, rank pari passu with Series A Preferred Stock and senior to the Junior Stock.
4. Conversion.
(a) Right to Convert. Subject to and in compliance with this Section A.4., each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value for such share by the Conversion Price (defined below) for such share in effect at the time of conversion. The “Conversion Price” shall initially be $2.162676 per share. Such initial Conversion Price shall be subject to adjustment from time to time as provided in this Section A.4.
(b) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
(c) Adjustments for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Original Issue Date (as defined below) effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection A.4.(c) shall become effective at the close of business on the date the subdivision or combination becomes effective. “Original Issue Date” means the date on which shares of Series B Preferred Stock are originally issued under this Certificate of Designation.

(d) Adjustments for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price then in effect shall be adjusted as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, so that it will equal the price determined by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection A.4.(d) as of the time of actual payment of such dividends or distributions.
(e) Adjustments for Dividends and Other Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.4 with respect to the rights of the holders of the Series B Preferred Stock.
(f) Adjustment for Reclassification, Exchange and Substitution. In the event that, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section A.4.), then and in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.
(g) No Adjustment for Certain Issuances. Notwithstanding anything to the contrary herein, no adjustment will be made to the Conversion Price (1) for issuances of Common Stock upon conversion of shares of the Series B Preferred Stock or the Series A Preferred Stock; or (2) for issuances of Common Stock, options, warrants or other convertible securities as a dividend or distribution on the Series B Preferred Stock or the Series A Preferred Stock.

(h) Notices of Record Date. In the event of (a) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of the Corporation’s Common Stock on the date of conversion.
(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
(k) Notices. All notices and other communications required by the provisions of this Section A.4. shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to each holder of record at the address of such holder appearing on the books of the Corporation. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

(l) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.
(m) No Dilution or Impairment. The Corporation shall not amend its Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding, or seeking to avoid, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against dilution or other impairment.
5. Voting. The holders of shares of Series B Preferred Stock shall be entitled to vote on all matters required or permitted to be voted upon by the stockholders of the Corporation and, except to the extent specifically provided herein, each holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series B Preferred Stock held by such holder could be converted, pursuant to the provisions of Section A.4., at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock shall vote together as a single class with the holders of Series A Preferred Stock and Common Stock on all matters.
B. GENERAL PROVISIONS
1. Definitions. As used herein with respect to the Series B Preferred Stock, the following terms have the following meanings:
“Additional Shares of Common Stock” means all shares of Common Stock issued after the Original Issue Date, in each event other than shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock.
“Common Stock” means the common stock of the Corporation, $0.001 par value per share.
“Fair Market Value” means (i) if the Common Stock is listed on a national securities exchange, the closing sale price per share on the principal exchange on which the Common Stock is listed as reported by such exchange, (ii) if the Common Stock is quoted in the National Market System, the closing sale price per share as reported by Nasdaq, (iii) if the Common Stock is traded in the over-the-counter market but not quoted in the National Market System, the average of the closing bid and asked quotations per share as reported by Nasdaq, or any other nationally accepted reporting medium if Nasdaq quotations shall be unavailable, or (iv) if none of the foregoing applies, the fair market value of such stock as reasonably determined in good faith by the Board of Directors of the Corporation.

“Junior Stock” means shares of Common Stock and any other class or series of capital stock of the Corporation that by its express terms provides that is ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to distribution of assets on liquidation, dissolution or winding up.
“Liquidation Event” means the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and also includes (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the sale, disposition or other transfer of more than fifty percent (50%) of the outstanding voting power of the Corporation or (ii) a sale, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
“Parity Stock” means Series A Preferred Stock and any class or series of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock as to distribution of assets on liquidation, dissolution or winding up.
“Person” means any individual, corporation, partnership, trust, joint venture, organization, association, government or agency or political subdivision thereof, or any other entity.
“Stated Value” means a stated value per share equal to $7.17092619 with respect to the Series B Preferred Stock.

IN WITNESS WHEREOF, Immediatek, Inc. has caused this Amended and Restated Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock to be signed by its President and Chief Executive Officer, on this 13th day of October 2009, and such person hereby affirms under penalty of perjury that this Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock is the act and deed of Immediatek, Inc. and that the facts stated herein are true and correct.

IMMEDIATEK, INC.
By:	/s/ DARIN DIVINIA
	Name:	Darin Divinia
	Title:	President and Chief Executive Officer